Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in PPL Energy Supply, LLC’s Registration Statement on Form S-3 No. 333-158200-02 of our report dated February 25, 2011, except for the effects of the distribution of the Company’s membership interest in PPL Global, LLC as described in Note 6, as to which the date is June 24, 2011, with respect to the consolidated financial statements of PPL Energy Supply, LLC for the year ended December 31, 2010, included in the attached exhibit to this Current Report on Form 8-K filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 24, 2011